Exhibit 99.1

Press Release 6-09

Goldrich Announces Appointment of William Schara as CEO

Spokane WA – October 22, 2009 - Goldrich Mining Company (GRMC) (the “Company” or “Goldrich”) announces Mr. William Schara has been appointed Chief Executive Officer (“CEO”) and President of the Company effective immediately and Mr. Jim Duff will replace Mr. Schara as Chairman of the Board. Mr. Duff, an independent director, was the former Chairman of the Board of Goldrich.  Mr. Richard (“Dick”) Walters, the current President of the Company, will continue as Chief Operating Officer.

Mr. Schara, a Certified Public Accountant, has more than 25 years experience in finance and accounting in the mining industry. Mr. Schara was recently the CEO of Nevoro Inc., a publicly traded Canadian exploration mining company on the Toronto Stock Exchange, which recently merged with Starfield Resources Inc. Mr. Schara was also the former Chief Financial Officer of Minera Andes Inc. and Yamana Gold Inc. (formerly Yamana Resources Inc.) and is currently a Director of Marifil Mines Limited, a Canadian exploration company traded on the Canadian Ventures Exchange.

Concerning the new management appointments, the Company would like to give special thanks to Mr. Walters for his dedication and service. Mr. Schara comments, “Dick’s exceptional perseverance, loyalty to investors, hard work and leadership have built a solid foundation on which the Company can grow. At his urging and as part of his foresight, we are enhancing the management team to allow Goldrich to continue growing into the next phase. The Company recently completed a successful test mining operation on our alluvial gold project and we intend to expand into commercial production in the coming year. We believe we now have the right project, the right commodity, and the right people at the right time to make this a very exciting company.”

For additional information regarding Goldrich or this news release, contact Mr. Schara: telephone (509) 748-4468. Goldrich Mining Company maintains a comprehensive Web site at www.goldrichmining.com.

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Goldrich Mining Company is engaged in the business of the discovery and mining of gold deposits.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.

Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Goldrich Mining Company’s actual results in future periods to differ materially from forecasted results.  These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the Company’s ability to continue with corporate spending priorities; the Company’s ability to secure additional financing; the execution of the Company’s test production program at its Chandalar property; the existence and extent of gold deposits at the Chandalar property; and risks inherent in the Company’s operations.  Often, but not always, forward-looking statements (1) can be identified by the use of words such as “continue”, ‘‘efforts’’,  “point up”, ‘‘potential’’, ‘‘thought’’, and ‘‘look forward’’, or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results ‘‘will’’ be taken, occur or be achieved.   The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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